UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 12, 2020

EyePoint Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices, and Zip Code)

(617) 926-5000

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	EYPT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2020, EyePoint Pharmaceuticals, Inc. (the “Company”) received a letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company’s common stock, par value $0.001 per share (the “Common Stock”), did not meet the minimum bid price of $1.00 per share required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) based on the closing bid price of the Common Stock for the 30 consecutive business days prior to the date of the Letter. The Letter has no effect at this time on the listing of the Common Stock, which will continue to trade on the Nasdaq Global Market under the symbol “EYPT”.

Under Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar day period following the date of the Letter the closing bid price of the Common Stock is at or above $1.00 for a minimum of 10 consecutive business days, the Company will regain compliance with the minimum bid price requirement and its Common Stock will continue to be eligible for listing on the Nasdaq Global Market, absent noncompliance with any other requirement for continued listing.

On April 16, 2020, Nasdaq announced it was providing temporary relief from continued listing bid price requirements through June 30, 2020. Under the relief the Company will have additional time to regain compliance with the listing bid price requirements, with the compliance period beginning July 1, 2020. As such, the compliance period for the Company will expire on December 28, 2020.

If, by December 28, 2020, the Company cannot demonstrate compliance with Nasdaq Listing Rule 5450(a)(1), it may be eligible for additional time. To qualify for additional time, the Company would be required to transfer its listing from the Nasdaq Global Market to the Nasdaq Capital Market and to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Capital Market, with the exception of the minimum bid price requirement, and would need to provide written notice of its intention to cure the deficiency during a second compliance period by effecting a reverse stock split, as necessary. If an application for transfer were approved, the Company would have an additional 180 calendar days to comply in order for the Common Stock to remain listed on the Nasdaq Capital Market. If the Company is not eligible for the second compliance period, then the Staff will provide notice that the Company's securities will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel (“Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful.

The Company intends to monitor the bid price of the Common Stock and consider available options, including effecting a reverse stock split, if the Common Stock does not trade at a level likely to result in the Company regaining compliance with Nasdaq's minimum bid price rule by December 28, 2020. There can be no assurance that the Company will be able to regain compliance with Nasdaq's minimum bid price rule or that the Company will otherwise be in compliance with the other listing standards for the Nasdaq Global Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EyePoint Pharmaceuticals, Inc.

Date: June 17, 2020	By:	/s/ Nancy Lurker
	Name:	Nancy Lurker
	Title	President and Chief Executive Officer